Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION CONTACT:
Stanley Dempsey, Chairman & Chief Executive Officer
Karen Gross, Vice President & Corporate Secretary
(303) 573-1660

ROYAL GOLD ANNOUNCES SECOND QUARTER DIVIDEND

          DENVER, COLORADO.  MARCH 2, 2006:  ROYAL GOLD, INC. (NASDAQ:RGLD; TSX:RGL) today announced that its Board of Directors has declared its second quarter dividend of US$0.055 per share of common stock.  The dividend is payable on April 21, 2006, to shareholders of record at the close of business on April 7, 2006.  The Company has paid dividends since 2000.

          Royal Gold is a precious metals royalty company engaging in the acquisition and management of precious metals royalty interests.  Royal Gold is publicly traded on the NASDAQ National Market System, under the symbol “RGLD” and on the Toronto Stock Exchange, under the symbol “RGL.”  The Company’s web page is located at www.royalgold.com.

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